                                                                          EXHIBIT 11

                            KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                               EARNINGS (LOSS) PER SHARE CALCULATION

                                                      Year Ended March 31,
                                            ----------------------------------------
                                               1995           1994           1993
                                               ----           ----           ----
Calculation of Primary
  Earnings (Loss) per Share:
  Net Income (Loss)                        $(5,374,801)   $(8,181,294)   $ 1,055,252
  Less dividends on preferred stock           (421,750)      (421,750)      (421,750)
                                           -----------    -----------    -----------
Earnings (Loss) Attributed to
  Common Stock                             $(5,796,551)   $(8,603,044)   $   633,502
                                           ===========    ===========    ===========

Average Number of Common
  Shares and Common Share
  Equivalents Outstanding:
  Average common shares
    outstanding                             11,178,495     11,055,196     11,044,266
  Common share equivalents
    (after application of
    treasury stock method)                         N/A            N/A        438,883
                                           -----------    -----------    -----------
  Average Common Shares and
    Common Share Equivalents
    Outstanding                             11,178,495     11,055,196     11,483,149
                                           ===========    ===========    ===========

Primary Earnings (Loss) per
  Share <F1>                                    $(0.52)        $(0.78)        $ 0.06
                                                ======         ======         ======

Calculations of Fully-Diluted
  Earnings (loss) per Share:
  Net income (loss)                        $(5,374,801)   $(8,181,294)   $ 1,055,252
  Less dividends on preferred
    stock                                     (421,750)      (421,750)      (421,750)
  Plus dividends not payable due
    to preferred stock conversion              421,750        421,750        421,750
                                           -----------    -----------    -----------
  Earnings (Loss) Attributed to
    Common Stock                           $(5,374,801)   $(8,181,294)   $ 1,055,252
                                           ===========    ===========    ===========

Average Number of Shares
  Outstanding on a Fully-
  Diluted Basis:
  Average common shares
    outstanding                             11,178,495     11,055,196     11,044,266
  Shares issuable upon
    conversion of stock options                248,709        361,709        412,374
  Common equivalent shares
    for preferred stock                        602,500        602,500        602,500
                                           -----------    -----------    -----------
  Average Number of Shares
    Outstanding on a Fully-
    Diluted Basis                           12,029,704     12,019,405     12,059,140
                                           ===========    ===========    ===========

  Fully-Diluted Earnings (Loss)
    per Share <F2>                              $(0.45)        $(0.68)        $ 0.09
                                                ======         ======         ======


<F1> The two-class method for Class A and Class B Common Stock is not presented because the earnings (loss) per share is equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

<F2> This calculation is submitted although it is contrary to
     Paragraph 40 of APB Opinion No. 15 as it produces an anti-dilutive result. Also, the preferred stock would not qualify as a common share equivalent because the cash yield at issuance was not less than 66 2/3% of the then current average Aa corporate bond yield.
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